Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252814

PROSPECTUS

HIMS & HERS HEALTH, INC.

120,438,519 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 120,438,519 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of (i) up to 1,414,570 shares of Class A common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on September 30, 2020; (ii) up to 3,773,437 shares of Class A common stock issued upon consummation of the Business Combination (defined below), in exchange for Class B ordinary shares of Oaktree Acquisition Corp. originally issued in a private placement to Oaktree Acquisition Holdings, L.P. (the “Sponsor”); (iii) up to 106,256,949 shares of Class A common stock issued to former stockholders and advisors of Hims, Inc. and pursuant to exercised warrants; (iv) up to 8,377,623 shares of Class A common stock reserved for issuance by us upon conversion of Class V common stock held by trusts affiliated with Andrew Dudum, our Chief Executive Officer; and (v) up to 615,940 shares of Class A common stock issuable upon exercise of assumed warrants to purchase Class A common stock held by former warrant holders of Hims, Inc.

On January 20, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 30, 2020 (the “Merger Agreement”), by and among Oaktree Acquisition Corp. (“OAC” and, after the Domestication as described below, “New Hims”), a Cayman Islands exempted company, Rx Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of OAC (“Merger Sub”), and Hims, Inc., a Delaware corporation (“Hims”). As contemplated by the Merger Agreement, OAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which OAC was domesticated and continues as a Delaware corporation (the “Domestication”). Further, on January 20, 2021, OAC consummated the merger contemplated by the Merger Agreement, whereby Merger Sub merged with and into Hims, the separate corporate existence of Merger Sub ceasing and Hims being the surviving corporation and a wholly owned subsidiary of New Hims (the “Merger” and, together with the Domestication, the “Business Combination”).

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Class A common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A common stock. See “Plan of Distribution” beginning on page 25 of this prospectus.

Our Class A common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “HIMS.” On February 2, 2022, the last reported sales price of our Class A common stock was $4.73 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 7, 2022.

Prospectus

You should rely only on the information provided in this prospectus and the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”

Unless the context otherwise requires, references in this prospectus to the “Company,” “Hims,” “Hims & Hers,” “we,” “us” or “our” refers to Hims, Inc., a Delaware corporation (“Hims”), and its consolidated subsidiaries prior to the consummation of the Business Combination (the “Closing,” and such date of the consummation of the Business Combination, the “Closing Date”) and to New Hims and its consolidated subsidiaries following the Business Combination. References to “OAC” refer to our predecessor company prior to the consummation of the Business Combination.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein contain estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

TRADEMARKS

This prospectus and the documents incorporated by reference herein contain references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus and the documents incorporated by reference herein may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). All statements contained in this prospectus, the documents incorporated by reference herein and any applicable prospectus supplement other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to, any statements relating to our financial and business performance, market acceptance and success of our business model, our ability to expand the scope of our offerings, and our ability to comply with the extensive, complex, and evolving regulatory requirements applicable to the healthcare industry, and other risks and uncertainties described under the heading “Risk Factors” and our current and periodic reports, and other filings, filed from time to time with the SEC that are incorporated by reference into this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus and the documents incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding our results of operations, financial condition and cash flows;

•	our Class A common stock’s liquidity and trading;

•	developments and projections relating to our competitors and industry;

•	the implementation, market acceptance and success of our business model;

•	our anticipated growth rates and market opportunities;

•	our expectations regarding our ability to obtain and maintain intellectual property protection for our brand and not infringe on the rights of others;

•

our ability to expand the scope of our offerings, including the number and type of products and services that we offer, the number and quality of healthcare providers serving our customers and the number and types of conditions capable of being treated through our platform;

•	our ability to maintain our relationships with the Affiliated Medical Groups, partner pharmacies, payments processors and other third parties on which our business depends;

•	our ability to effectively expand our affiliated pharmacy’s capabilities and our ability to comply with applicable federal, state and local laws and regulations;

•	our ability to comply with the extensive, complex and evolving regulatory requirements applicable to the healthcare industry;

•

our use, disclosure and other processing of personally identifiable information, including health information, and our ability to comply with applicable federal, state and foreign privacy and security regulations;

•	new or adverse regulatory developments affecting the use of telehealth, pharmaceutical products, or other aspects of the healthcare industry;

•	our ability to retain and hire necessary employees and staff our operations appropriately;

•	the timing and amount of certain investments in growth;

•	the effect of uncertainties related to the global COVID-19 pandemic on our business, results of operations, and financial condition; and

•	general economic conditions, including the societal and economic impact of the COVID-19 pandemic, and geopolitical uncertainty and instability.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus and the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or after the date of the documents incorporated by reference herein or to conform these statements to actual results or revised expectations.

You should read this prospectus and the documents incorporated by reference herein with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We have filed with the SEC a registration statement under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at https://www.forhims.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Incorporation by Reference

The SEC rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 22, 2021, as amended by 10-K Amendment No.  1 on Form 10-K/A, filed with the SEC on April 30, 2021 and 10-K Amendment No. 2 on Form 10-K/A, filed with the SEC on May 17, 2021 (excluding the financial statements and the related audit report which have been superseded by the financial statements and related audit report included in the  Form 8-K filed on February 4, 2022);

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021, the quarter ended June 30, 2021, filed with the SEC on August 11, 2021, and the quarter ended September 30, 2021, filed with the SEC on November 10, 2021;

•

our Current Reports on Form 8-K filed with the SEC on January 12, 2021, January 15, 2021, January  19, 2021, January 26, 2021, March  10, 2021, March  22, 2021, June  22, 2021, July  9, 2021, September  7, 2021 (excluding Item 7.01), November  18, 2021, January  20, 2022 and February 4, 2022 (including the Company’s recast financial statements and related audit report for the years ended December  31, 2020 and 2019), and our Current Report on Form 8-K/A, filed with the SEC on March 22, 2021 (excluding the financial statements and the related audit report in Exhibit 99.1 which have been superseded by the financial statements and related audit report included in the Form 8-K  filed on February 4, 2022); and

•

the description of our capital stock contained in Exhibit 4.4 of our Annual Report on 10-K/A for the year ended December 31, 2020, filed with the SEC on May 17, 2021, and any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Hims & Hers Health, Inc.

2269 Chestnut Street, #523

San Francisco, California 94123

(415) 851-0195

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference and does not contain all of the information that you should consider before investing in our Class A common stock. Because it is a summary, it may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus.

The Company

Launched in 2017, Hims & Hers has built a proprietary solution that connects consumers to licensed healthcare professionals for the provision of care via telehealth across numerous specialties, including mental health, sexual health, dermatology, hair loss, behavioral health, and primary care, among others, as well as provides access for customers to licensed pharmacies for online fulfillment and distribution of certain medications that may be prescribed as part of telehealth consultations. Since its founding, the Company has facilitated more than four million telehealth consultations, enabling greater access to high quality, convenient, and affordable care for people in all 50 states.

The future of healthcare will be led by consumer brands that empower people and give them full control over their healthcare. A direct relationship with consumers is the most valuable component in the healthcare system. We have endeavored to build a business that squarely focuses on the needs of the healthcare consumer. We facilitate the consumer experience from start to finish, uniquely positioning us in the rapidly emerging telehealth landscape to lead the industry in telehealth solutions.

We have built a customer base of loyal brand ambassadors representing the future of the healthcare system. The majority of our customers are millennials, a brand-conscious and high-value generation poised to expand its purchasing power. Our customers embrace our convenient, digitally native, and mobile-first product, driving organic growth through word of mouth and user-generated content. This, in-turn, enhances brand awareness and lowers customer acquisition costs of an attractive cohort of customers that have limited loyalty to the traditional health system and are at the beginning of their lifetime value curve. Our solution is set up to serve these customers over the long-term by offering access to high-quality, evidence-based medicine paired with a customer-driven user experience.

Corporate Information

OAC was incorporated on April 9, 2019 as a special purpose acquisition company and a Cayman Islands exempted company under the name Oaktree Acquisition Corp. On July 22, 2019, OAC completed its initial public offering. On January 20, 2021, OAC consummated the Business Combination with Hims. Immediately following the Business Combination, OAC changed its name to Hims & Hers Health, Inc. The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, OAC was treated as the acquired company and Hims was treated as the acquirer for financial statement reporting purposes.

The mailing address of our principal executive office is located at 2269 Chestnut Street, #523, San Francisco, California 94123, and can be reached by telephone at (415) 851-0195. Our Class A common stock is listed on the NYSE under the trading symbol “HIMS.”

THE OFFERING

Issuer	Hims & Hers Health, Inc. (f/k/a Oaktree Acquisition Corp.).

Resale of Class A common stock

Shares of Class A common stock offered by the Selling Securityholders	120,438,519 shares

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Class A common stock registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Securityholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

New York Stock Exchange market symbol	Our Class A common stock is listed on the New York Stock Exchange under the symbol “HIMS.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, as amended by 10-K Amendment No. 1 and 10-K Amendment No. 2 on Form 10-K/A, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See “Where You Can Find More Information; Incorporation by Reference.”

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholders of up to 120,438,519 shares of Class A common stock, consisting of (i) up to 1,414,570 PIPE shares; (ii) up to 3,773,437 shares of Class A common stock issued upon consummation of the Business Combination, in exchange for Class B ordinary shares of Oaktree Acquisition Corp. originally issued in a private placement to the Sponsor; (iii) up to 106,256,949 shares of Class A common stock issued to former stockholders and advisors of Hims and pursuant to exercised warrants; (iv) up to 8,377,623 shares of Class A common stock reserved for issuance by us upon conversion of Class V common stock held by trusts affiliated with Andrew Dudum, our Chief Executive Officer; and (v) up to 615,940 shares of Class A common stock issued upon exercise of assumed warrants to purchase Class A common stock held by former warrant holders of Hims.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants other than through a public sale.

The following table is based on information supplied to us by the Selling Securityholders and our review of stockholder records maintained by our transfer agent. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Except as otherwise disclosed below, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us.

	Common Stock Beneficially Owned Prior to Offering(2)				Number of shares of Class A Common Stock Registered for Sale Hereby	Common Stock Beneficially Owned After the Offering
	Class A Shares	%	Class V Shares	%		Class A Shares	%	Class V Shares	%
Selling Security Holders(1)
Andrew Dudum(3)	18,528,914	9.1%	8,377,623	100%	19,480,536	7,426,001	3.6%	—	—
Jules Maltz(4)	19,001	*	—	—	9,207	9,794	*	—	—
Ambar Bhattacharyya(5)	25,533	*	—	—	14,570	10,963	*	—	—
Melissa Baird(6)	2,485,963	1.3%	—	—	99,606	2,386,357	1.2%	—	—
Soleil Boughton(7)	845,988	0.4%	—	—	368,291	477,697	0.2%	—	—
Define Ventures Fund I, L.P.(8)	157,874	0.1%	—	—	157,874	—	—	—	—
Entities affiliated with Atomic Labs(9)	7,225,853	3.7%	—	—	7,225,853	—	—	—	—
Entities affiliated with Forerunner Ventures(10)	9,756,893	5.0%	—	—	9,756,893	—	—	—	—
Entities affiliated with Institutional Venture Partners(11)	20,403,478	10.4%	—	—	20,403,478	—	—	—	—
Entities affiliated with NewView Capital(12)	14,717,054	7.5%	—	—	14,717,054	—	—	—	—
Entities affiliated with Redpoint Ventures(13)	10,396,124	5.3%	—	—	10,396,124	—	—	—	—
Entities affiliated with Thrive Capital Partners V, L.P.(14)	3,199,520	1.6%	—	—	3,199,520	—	—	—	—
Jack Abraham(15)	19,505,261	9.9%	—	—	19,505,261	—	—	—	—
Cherubic Ventures Fund III, L.P.	2,570,999	1.3%	—	—	2,570,999	—	—	—	—
Cherubic Ventures SSG VII Ltd.	58,555	*	—	—	58,555	—	—	—	—
CPP Investment Board (USRE III) Inc.(16)	1,576,449	0.8%	—	—	1,576,449	—	—	—	—
Franklin Strategic Series—Franklin Small Cap Growth Fund(17)	1,000,000	0.5%	—	—	1,000,000	—	—	—	—
Hess Partners 2017 LLC(18)	400,000	0.2%	—	—	400,000	—	—	—	—
Liontree Partners LLC(19)	250,000	0.1%	—	—	250,000	—	—	—	—
McKesson Ventures, LLC(20)	1,578,788	0.8%	—	—	1,578,788	—	—	—	—
Oaktree Acquisition Holdings, L.P.(21)	3,773,437	1.9%	—	—	3,773,437	—	—	—	—
All other Selling Stockholders(22)	1,953,286	1.0%	—	—	1,953,286	—	—	—	—

*	Less than 1%

1	Unless otherwise noted, the business address of each executive officer and director of the Company is 2269 Chestnut Street, #523, San Francisco, California 94123

2

Beneficial ownership as of February 1, 2022 is based on (i) 196,632,905 shares of Class A common stock outstanding as of such date and (B) 8,377,623 shares of Class V common stock outstanding as of such date.

3

Number of shares registered for sale includes (i) 11,102,913 shares of Class A common stock held by trusts affiliated with Mr. Dudum and (ii) 8,377,623 shares of Class A common stock issuable upon the conversion of Class V common stock held by a trust affiliated with Mr. Dudum. Mr. Dudum is our Chief Executive Officer and a member of our Board.

See “Certain Relationships and Related Transactions,” which was incorporated into our Form 8-K filed with the SEC on January 26, 2021 (as amended, the “Super 8-K”) for details about the relationships between Mr. Dudum and his affiliates and Hims and the Company. In July 2021, following the Company’s notice of redemption dated July 9, 2021 (the “Warrant Redemption”), trusts affiliated with Mr. Dudum exercised 110,610 warrants to purchase shares of Class A common stock on a cashless basis to receive .267 shares per warrant exercised with the Company withholding 0.733 shares per warrant exercised (each such exercise pursuant to the Warrant Redemption, a “Cashless Exercise”).

4	Number of shares registered for sale includes 9,207 shares of Class A common stock received pursuant to a pro-rata in-kind distribution by Atomic Labs II, L.P. Mr. Maltz is a member of our Board.

5

Number of shares registered for sale includes (i) 14,570 PIPE Shares received pursuant to a pro-rata in-kind distribution by Maverick Ventures Advisors Fund L.P. and Maverick Ventures Investment Fund, L.P. and (ii) 1,842 shares of Class A common stock received pursuant to a pro-rata in-kind distribution by Atomic Labs II, L.P. Mr. Bhattacharyya is a member of our Board.

6	Ms. Baird is our Chief Operating Officer. In connection with the Warrant Redemption, Ms. Baird Cashless Exercised 556 warrants for shares of Class A common stock.

7	Ms. Boughton is our Chief Legal Officer. In connection with the Warrant Redemption, Ms. Boughton Cashless Exercised 2,085 warrants for shares of Class A common stock.

8

Number of shares registered for sale includes 157,874 shares of Class A common stock held by Define Ventures Fund I, L.P. Ms. Chou O’Keefe may be deemed to share voting or dispositive power over the shares held by Define Ventures Fund I, L.P. Ms. Chou O’Keefe is a member of our Board.

See “Certain Relationships and Related Transactions,” which was incorporated into the Super 8-K for details about the relationships among Define Ventures Fund I, L.P., Hims and the Company. In connection with the Warrant Redemption, Define Ventures Fund I, L.P. Cashless Exercised 881 warrants for shares of Class A common stock.

9

Number of shares registered for sale includes (i) 869,279 shares of Class A common stock held by Atomic Labs I, L.P., (ii) 649,776 shares of Class A common stock held by Atomic Labs I-B, L.P., (iii) 5,520,607 shares of Class A common stock held by Atomic Labs II, L.P. and (iv) 186,191 shares of Class A common stock held by Atomic Incentives, LLC. Jack Abraham is the majority member and sole manager of Atomic Labs, LLC, which is the sole member and manager of Atomic Incentives, LLC. In addition, Mr. Abraham is the sole member of Atomic Labs GP I, LLC, which is the general partner and manager of Atomic Labs I, L.P. and Atomic Labs, I-B, L.P. Atomic Labs GP I, LLC has designated its management rights as manager of Atomic Labs I, L.P. and Atomic Labs I-B, L.P. to Atomic Labs, LLC. Mr. Abraham is managing member of Atomic GP II, LLC and, until October 2021, Mr. Dudum served as a managing member of Atomic GP II, LLC. Mr. Dudum continues to hold a non-voting economic interest in Atomic GP II, LLC and remains a part-time employee of Atomic Labs, LLC. Atomic GP II, LLC is the general partner and manager of Atomic Labs II, L.P. Atomic GP II, LLC has designated its management rights as manager of Atomic Labs II, L.P. to Atomic Labs, LLC. As majority member and sole manager of Atomic Labs, LLC, Mr. Abraham may be deemed to have voting and dispositive power over the shares held by Atomic Labs I, L.P., Atomic Labs I-B, L.P., Atomic Labs II, L.P. and Atomic Incentives, LLC. The business address of each of the entities identified in this footnote is c/o Atomic Labs, LLC, 1 Letterman Drive, Suite C-3500, San Francisco, CA 94129.

See “Certain Relationships and Related Transactions,” which was incorporated into the Super 8-K for details about the relationships among Atomic Labs, LLC and its affiliates, Hims and the Company. In connection with the Warrant Redemption, (i) Atomic Incentives, LLC Cashless Exercised 1,559 warrants for shares of Class A common stock, (ii) Atomic Labs I, L.P. Cashless Exercised 7,280 warrants for shares of Class A common stock, (iii) Atomic Labs I-B, L.P. Cashless Exercised 5,442 warrants for shares of Class A common stock, and (iv) Atomic Labs II, L.P. Cashless Exercised 46,238 warrants for shares of Class A common stock.

10

Number of shares registered for sale includes (i) 828,869 shares of Class A common stock held by Forerunner Builders II, L.P. and (ii) 8,928,024 shares of Class A common stock held by Forerunner Partners III, L.P. Forerunner Ventures GP III, LLC is the general partner of Forerunner Builders II, L.P. and Forerunner Partners III, L.P. Kirsten Green, a member of our Board, and Eurie Kim are the managing members of Forerunner Ventures GP III, LLC and may be deemed to share voting and dispositive power over the shares held by Forerunner Builders II, L.P. and Forerunner Partners III, L.P. The business address of each of the entities identified in this footnote is c/o Forerunner Ventures, 1 Letterman Drive, Building C, Suite C5-100, San Francisco, CA 94129.

See “Certain Relationships and Related Transactions,” which was incorporated into the Super 8-K for details about the relationships among Forerunner Ventures GP III, LLC and its affiliates, Hims and the Company. In connection with the Warrant Redemption, (i) Forerunner Builders II, L.P. Cashless Exercised 4,628 warrants for shares of Class A common stock and (ii) Forerunner Partners III, L.P. Cashless Exercised 556 warrants for shares of Class A common stock.

11

Number of shares registered for sale includes (i) 53,974 shares of Class A common stock held by Institutional Venture Partners XV Executive Fund, L.P. (“IVP XV Executive Fund”), (ii) 10,147,758 shares of Class A common stock held by Institutional Venture Partners XV Fund, L.P. (“IVP XV”) and (iii) 10,201,746 shares of Class A common stock held by Institutional Venture Partners XVI, L.P. (“IVP XVI” and together with IVP XV Executive Fund and IVP XV, the “IVP Funds”). Institutional Venture Management XV LLC is the general partner of IVP XV Executive Fund and IVP XV. Institutional Venture Management XVI LLC is the general partner of IVP XVI. Todd C. Chaffee, Somesh Dash, Norman A. Fogelsong, Stephen J. Harrick, Eric Liaw, Jules A. Maltz, a member of our Board, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XV LLC and Institutional Venture Management XVI LLC and may be deemed to share voting and dispositive power over the shares held by the IVP Funds. The business address of each of the entities identified in this footnote is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2 Suite 250, Menlo Park, CA 94025.

See “Certain Relationships and Related Transactions,” which was incorporated into the Super 8-K for details about the relationships between the IVP Funds and its affiliates and Hims and the Company. In connection with the Warrant Redemption, (i) IVP XV Executive Fund Cashless Exercised 297 warrants for shares of Class A common stock, (ii) IVP XV Cashless Exercised 56,659 warrants for shares of Class A common stock, and (iii) IVP XVI Cashless Exercised 56,961 warrants for shares of Class A common stock.

12

Number of shares registered for sale includes (i) 5,053,698 shares of Class A common stock held by NewView Capital Fund I, L.P. (“NewView Fund I”) and (ii) 9,663,356 shares of Class A common stock held by NewView HMS SPV, LLC (“NewView SPV”). NewView Capital Partners I, LLC is the general partner of NewView Fund I and NewView HMS Partners, LLC is the managing member of NewView SPV. Ravi Viswanathan is the managing member of NewView Capital Partners I, LLC and the manager of NewView HMS Partners, LLC and therefore may be deemed to hold voting and dispositive power over the shares held by NewView Fund I and NewView SPV. The business address of each of the entities identified in this footnote is c/o NewView Capital, 1201 Howard Avenue, Suite 101, Burlingame, CA 94010.

See “Certain Relationships and Related Transactions,” which was incorporated into the Super 8-K for details about the relationships among NewView Fund I and NewView SPV, Hims and the Company. In connection with the Warrant Redemption, (i) NewView Fund I Cashless Exercised 28,216 warrants for shares of Class A common stock; and (ii) NewView SPV Cashless Exercised 53,958 warrants for shares of Class A common stock.

13

Number of shares registered for sale includes (i) 10,084,246 shares of Class A common stock held by Redpoint Ventures VI, L.P. (“RV VI”) and (ii) 311,878 shares of Class A common stock held by Redpoint Associates VI, L.L.C. (“RA VI”). Redpoint Ventures VI, LLC (“RV VI LLC”) is the sole general partner of RV VI. Voting and dispositive decisions with respect to the shares held by RV VI and RA VI are made by the managers of RV VI LLC and RA VI: Alexander Bard, a member of our Board; Jeffrey D. Brody; Satish Dharmaraj; Christopher B. Moore; Scott C. Raney; Tomasz Tunguz; and David Yuan. The business address of each of the entities identified in this footnote is c/o Redpoint Ventures, 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.

See “Certain Relationships and Related Transactions,” which was incorporated into the Super 8-K for details about the relationships among RV VI LLC and its affiliates, Hims and the Company. In connection with the Warrant Redemption, (i) RV VI Cashless Exercised 56,307 warrants for shares of Class A common stock and (ii) RA VI Cashless Exercised 1,739 warrants for shares of Class A common stock.

14

Number of shares registered for sale includes (i) 3,141,447 shares of Class A common stock held by Thrive Capital Partners V, L.P. (“Thrive V”) and (ii) 58,073 shares of Class A common stock held by Claremount V Associates, L.P. (“Claremount V”). Thrive Partners V GP, LLC (“Thrive V GP”) is the general partner of each of Thrive V and Claremount V. Joshua Kushner is the sole managing member of Thrive V GP (the “Managing Member”) and, in his capacity as Managing Member of Thrive V GP, has voting and dispositive power over the shares held by Thrive V and Claremount V. The business address of each of the entities identified in this footnote is c/o Thrive Capital, 295 Lafayette Street, Suite 701, New York, NY 10012.

See “Certain Relationships and Related Transactions,” which was incorporated into the Super 8-K for details about the relationships between Thrive V and Claremount V and Hims and the Company. In connection with the Warrant Redemption, (i) Thrive V Cashless Exercised 84,027 warrants for shares of Class A common stock, and (ii) Claremount V Cashless Exercised 1,551 warrants for shares of Class A common stock.

15

Number of shares registered for sale excludes the shares held by the entities affiliated with Atomic Labs referenced in footnote 9 and includes (i) 7,171,203 shares of Class A common stock held by F41 Investments LLC, (ii) 718,598 shares of Class A common stock held by Jack Abraham and (iii) 4,378,558 shares of Class A common stock held by The Jack Abraham 2020 Irrevocable Trust A. Mr. Abraham may be deemed to hold voting and dispositive power over all of these shares. Until October 2020, Mr. Abraham was a member of the board of directors of Hims.

See “Certain Relationships and Related Transactions,” which was incorporated into the Super 8-K for details about the relationships among Jack Abraham and his affiliates, Hims and the Company. In connection with the Warrant Redemption, (i) F41 Investments LLC Cashless Exercised 45,626 warrants for shares of Class A common stock, (ii) Mr. Abraham Cashless Exercised 4,012 warrants for shares of Class A common stock, and (iii) The Jack Abraham 2020 Irrevocable Trust A Cashless Exercised 24,449 warrants for shares of Class A common stock.

16	In connection with the Warrant Redemption, CPP Investment Board (USRE III) Inc. Cashless Exercised 8,815 warrants for shares of Class A common stock.

17

Number of shares registered for sale includes 1,000,000 PIPE shares held by Franklin Strategic Series—Franklin Small Cap Growth Fund (“Franklin Small Cap”). Franklin Advisers, Inc. (“FAV”) is the investment manager of Franklin Small Cap. The business address of Franklin Small Cap is One Franklin Parkway, San Mateo, CA 94403.

FAV is affiliated with several FINRA members—Franklin/Templeton Distributors, Inc., Templeton/Franklin Investment Services, Inc., Franklin Templeton Financial Services Corp., Royce Fund Services, LLC, Quest Distributors, Inc., Quest Securities, Inc. and Royce Fund Services, Inc. All of these entities are indirect wholly owned subsidiaries of Franklin Resources, Inc. (“FRI”), the parent of FAV and only distribute funds for subsidiaries of FRI.

18	Number of shares registered for sale includes 400,000 PIPE shares held by Hess Partners 2017 LLC.

19

Number of shares registered for sale includes 250,000 shares of Class A common stock beneficially owned by LionTree Partners LLC (“LionTree”). LionTree is a registered broker-dealer that served as exclusive financial advisor to Hims in connection with the Business Combination. LionTree acquired such shares as partial consideration for its services. Aryeh B Bourkoff and Ehren Stenzler control LionTree GP LLC, the general partner of LionTree Holdings LP. LionTree Holdings LP is the parent company of LionTree LLC, which in turn is the direct parent company of LionTree. The shares beneficially owned by LionTree may also be deemed to be beneficially owned by Mr. Bourkoff, Mr. Stenzler and the intermediate holding companies as noted. The business address of LionTree Partners LLC is 745 Fifth Avenue, New York, NY 10151.

20	In connection with the Warrant Redemption, McKesson Ventures, LLC Cashless Exercised 8,814 warrants for shares of Class A common stock.

21

Number of shares registered for sale includes 3,773,437 Class A Common Shares held by Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The general partner of the Sponsor is Oaktree Acquisition Holdings GP Ltd. (“GP”), which has the ability to direct the management of the Sponsor, including the power to vote and dispose of securities held by the Sponsor. Oaktree Capital Management, L.P. (“Oaktree”), in its capacity as the director of GP, has the ability to direct the management of GP’s business. Oaktree Capital Management GP, LLC (“Management GP”), in its capacity as the general partner of Oaktree, has the ability to direct the management of Oaktree’s business. Atlas OCM Holdings, LLC (“Atlas”), in its capacity as the sole managing member of Management GP, has the ability to direct the management of Management GP’s business. Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), in its capacity as the general partner of the owner of Atlas’ class B units, has the ability to ability to appoint and remove certain directors of Atlas and, as such, may indirectly control the decisions of Atlas regarding the vote and disposition of securities held by the Sponsor. Brookfield Asset Management, Inc. (“BAM”), in its capacity as the indirect owner of Atlas’ class A units, has the ability to appoint and remove certain directors of Atlas and, as such, may indirectly control the decisions of Atlas regarding the vote and disposition of securities held by the Sponsor. BAM Partners Trust (“Partners”), in its capacity as the sole owner of BAM’s Class B limited voting shares, has the ability to appoint and remove certain directors of BAM and, as such, may indirectly control the decisions of BAM regarding the vote and disposition of securities held by the Sponsor. Therefore, GP, Oaktree, Management GP, Atlas, OCGH GP, BAM and Partners may be deemed to have indirect beneficial ownership of the Class A Common Shares held by the Sponsor. The business address of each of GP, Oaktree, Management GP, Atlas and OCGH GP is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071 and the business address of each of BAM and Partners is Brookfield, Suite 300, 181 Bay Street, Toronto, ON M5J2T3.

See “Certain Relationships and Related Transactions,” which was incorporated into the Super 8-K for details about the relationships among the Sponsor, Hims and the Company. Additionally, as previously disclosed, in February 2021 the Sponsor net exercised 3,012,500 warrants for shares of Class A common stock.

OCM Investments, LLC, an affiliate of Oaktree, is a registered broker-dealer.

22

The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A common stock. Number of shares registered for sale includes (i) 1,337,346 shares of Class A common stock held by Selling Securityholders and (ii) 615,940 shares of Class A common stock issuable to Selling Securityholders upon the exercise of assumed warrants.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the certificate of incorporation (for purposes of this section, the “Certificate of Incorporation”) and the bylaws (for purposes of this section, the “Bylaws”) described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation and the Bylaws described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capitalization

The total amount of our authorized capital stock consists of 2,750,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class V common stock, par value $0.0001 per share, and 275,000,000 shares of preferred stock, par value $0.0001 per share. We have approximately 196,632,905 shares of Class A common stock and 8,377,623 shares of Class V common stock outstanding as of February 1, 2022. No shares of preferred stock were outstanding as of February 1, 2022.

The following summary describes the material provisions of our capital stock. We urge you to read the Certificate of Incorporation and the Bylaws (copies of which are exhibits to the registration statement of which this prospectus is a part).

Common Stock

Class A Common Stock

Voting rights. Each holder of Class A common stock is entitled to one (1) vote for each share of Class A common stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any preferred stock, the holders of Class A common stock will not be entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of preferred stock, if any, holders of shares of Class A common stock and Class V common stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property as may be declared and paid from time to time by our Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form of shares of Class A common stock or Class V common stock (or rights to acquire such shares), then the holders of Class A common stock will receive shares of Class A common stock (or rights to acquire such shares, as the case may be) and the holders of Class V common stock will receive shares of Class V common stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A common stock and Class V common stock receiving, on a per share basis, the same number of shares of Class A common Stock or Class V common stock, as applicable.

Rights upon liquidation. Subject to the rights of holders of preferred stock, if any, holders of shares of Class A common stock and Class V common stock are entitled to receive ratably the assets and funds available for distribution in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class V common stock, each voting separately as a class.

Other rights. No holder of shares of Class A common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to our Class A common stock. The rights, preferences and privileges of holders of our Class A common stock are subject to those of the holders of any shares of preferred stock that we may issue in the future.

Class V Common Stock

Issuance of Class V Common Stock. Shares of Class V common stock may be issued only to, and registered in the name of, Mr. Dudum and any entities wholly-owned (directly or indirectly) by Mr. Dudum, or any trust for the benefit of Mr. Dudum, or of which Mr. Dudum is a trustee or has sole or shared voting power such that Mr. Dudum has Voting Control (as defined in the Certificate of Incorporation) over the shares held therein; provided that, in each case, Mr. Dudum has sole dispositive power and the exclusive right to direct the voting of all of the shares of our Class V common stock held by such entity and the transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to Mr. Dudum (collectively, “Permitted Class V Owners”).

Voting rights. Each holder of Class V common stock is entitled to 175 votes for each share of Class V common stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any preferred stock, the holders of Class V common stock will not be entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of our preferred stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of preferred stock, if any, holders of shares of Class A common stock and Class V common stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property as may be declared and paid from time to time by our Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form of shares of our Class A common stock or Class V common stock (or rights to acquire such shares), then the holders of our Class A common stock will receive shares of Class A common stock (or rights to acquire such shares, as the case may be) and the holders of our Class V common stock will receive shares of Class V common stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A common stock and Class V common stock receiving, on a per share basis, the same number of shares of our Class A common stock or Class V common stock, as applicable.

Rights upon liquidation. Subject to the rights of holders of preferred stock, if any, holders of shares of Class A common stock and Class V common stock are entitled to receive ratably the assets and funds available for distribution in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class V common stock, each voting separately as a class.

Transfers. Pursuant to the Certificate of Incorporation, holders of Class V common stock are generally restricted from transferring such shares, other than to a Permitted Class V Owner or in connection with a divorce or domestic relations order or decree.

Mandatory Conversion. Each share of Class V common stock will be (1) automatically converted into an equal number of fully paid and nonassessable shares of Class A common stock upon any Transfer (as defined in the Certificate of Incorporation) of such shares of Class V common stock, except for a Permitted Transfer (as defined in the Certificate of Incorporation) and (2) subject to conversion into an equal number of fully paid and nonassessable shares of Class A common stock at the determination of our Board one year after the date (the “Termination Anniversary Date”) that both of the following conditions apply: (a) the earliest to occur of (i) Mr. Dudum’s employment as our Chief Executive Officer being terminated for cause or due to death or permanent disability and (ii) Mr. Dudum resigns (other than for good reason) as our Chief Executive Officer and (b) either (i) Mr. Dudum no longer serves as a member of our Board or (ii) Mr. Dudum serves as a member of our Board, but his service to our Board is not his primary business occupation. In the event that Mr. Dudum is reinstated as our Chief Executive Officer or is reelected or reappointed to serve as a member of our Board prior to the Termination Anniversary Date (each, a “Reset Event”), then the shares of Class V common stock will not be converted pursuant to clause (2) unless and until the one-year anniversary of the date that both of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Termination Anniversary Date will extend until the one-year anniversary of the date that both of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary.

Other rights. No holder of shares of Class V common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to our Class V common stock. The rights, preferences and privileges of holders of our Class V common stock are subject to those of the holders of any shares of our preferred stock that we may issue in the future.

Preferred Stock

Our Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of Class A common stock, restricting dividends on our capital stock, diluting the voting power of our Class A common stock and/or Class V common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors of our Board may be fixed solely and exclusively by resolution duly adopted from time to time by our Board. Under the Bylaws, at all meetings of stockholders called for the election of directors, a majority of the votes properly cast is sufficient to elect such directors to our Board.

Following the date on which shares of Class V common stock shall be converted into shares of Class A common stock in accordance with the “sunset” provision set forth in the Certificate of Incorporation, the directors on our Board shall become divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of our outstanding voting stock entitled to vote at an election of directors, voting together as a single class.

Notwithstanding the foregoing, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by our Board in its sole discretion, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation or Bylaws; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of our capital stock issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by our Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which apply so long as our Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Dual Class Stock

As described above in “—Common Stock—Class A Common Stock—Voting Rights” and “—Common Stock—Class V Common Stock—Voting Rights,” our Certificate of Incorporation provides for a dual class common stock structure, which provides Mr. Dudum with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A and Class V common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of us or our assets.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by a majority of our Board, the Chairman of our Board or our Chief Executive Officer. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage.

The Certificate of Incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon and the affirmative vote of at least 66-2/3% of the outstanding shares of each class entitled to vote thereon as a class:

•

the provisions prohibiting stockholder actions without a meeting, from and after the time that Mr. Dudum or his affiliates or permitted transferees beneficially own less than a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote at an annual or special meeting duly noticed and called in accordance with the Certificate of Incorporation;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding removal of directors;

•	the provisions regarding the limited liability and indemnification of our directors;

•	the provisions regarding the selection of exclusive forum;

•	the provisions regarding the waiver of corporate opportunity doctrine; and

•	the provisions regarding the election not to be governed by Section 203 of the DGCL.

The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of our Board or (B) without the approval of our Board, by the affirmative vote of the holders of 66-2/3% of our outstanding voting stock entitled to vote on such amendment or repeal, voting as a single class, provided that if our Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority in voting power of our stock entitled to vote on such amendment, alteration or repeal.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1)	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)

the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Certificate of Incorporation, we opted out of Section 203 of the DGCL and therefore are not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by us (provided, that such person shall be an “interested stockholder” if such thereafter such person acquires additional shares of voting stock, except as a result of further corporate actions not caused by such person) does not constitute an “interested stockholder” for purposes of this provision.

Classified Board and Stockholder Action by Written Consent

For so long as the shares of Class V common stock held by Mr. Dudum and his affiliates and permitted transferees continue to remain outstanding, the Certificate of Incorporation provides that our Board will not be classified into three classes of directors. Following the date on which all shares of Class V common stock “sunset” and convert into shares of Class A common stock on a one-for-one basis, our Board will be classified into three classes of directors, each of which will hold office for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us at a time when there is a classified board as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Under the Certificate of Incorporation, our stockholders are permitted to take action by written consent in lieu of a meeting for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own a majority of the voting power of the then-outstanding shares of our capital stock. After the ownership of Mr. Dudum and his affiliates and permitted transferees fall below this threshold, stockholders will be required to take action at an annual or special meeting of our stockholders. Once in effect, this provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors, officers and other employees party to such an agreement, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of ours or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges, judgments, fines, amounts paid in settlement and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days (or 10 days in any action brought by the indemnitee for indemnification under the indemnification agreement) of such request all reasonable fees, expenses, charges and other costs that such director, officer or other employee party to such an agreement incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors, officers or other employees may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in our name, actions against current or former directors, officers, employees and agents for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws and actions asserting a claim against us governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and any stockholder will be deemed to have consented to such provision. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Transfer Agent

The transfer agent for our Class A common stock is Continental Stock Transfer & Trust Company.

Listing of Common Stock

Our Class A common stock is listed on the NYSE under the symbol “HIMS.”

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock or interests in our Class A common stock received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock or interests in our Class A common stock on any stock exchange, market or trading facility on which shares of our Class A common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the shares of Class A common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Class A common stock at a stipulated price per share; and

•	a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A common stock owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A common stock from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A common stock or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Class A common stock offered by them will be the purchase price of such shares of our Class A common stock less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and we and they conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A common stock offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock by bidding for or purchasing shares of Class A common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Pursuant to the Amended and Restated Investors’ Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our Class A common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A common stock and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Class A common stock.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of Class A common stock pursuant to the distribution effected through this registration statement.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Hims, Inc. and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.